UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2016

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

4695 MacArthur Court, 8th Floor Newport Beach, California 92660
(Address of principal executive offices) (Zip Code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On August 10, 2016, the Board of Directors (the “Board”) of William Lyon Homes, a Delaware corporation (the “Company”), expanded the size of the Board from eight to nine members and appointed Matthew R. Zaist, the Company’s President and Chief Executive Officer, to fill the new vacancy on the Board, effective immediately. At this time, the Company does not expect Mr. Zaist to serve on any of the Board’s committees.

Mr. Zaist first joined the Company in 2000, and was promoted to President and Chief Executive Officer in March 2016. Since joining the Company, Mr. Zaist has served in a number of corporate operational roles, including President and Co-Chief Executive Officer from July 2015 to March 2016, President and Chief Operating Officer from March 2013 to July 2015, Executive Vice President from January 2010 to March 2013 and previously, Corporate Vice President — Business Development & Operations from April 2009 to January 2010. Prior to that, Mr. Zaist served as Project Manager and Director of Land Acquisition for the Company’s Southern California Region. In his previous role as Executive Vice President, Mr. Zaist oversaw and managed the Company’s restructuring efforts and successful recapitalization, and as President and Chief Operating Officer managed and oversaw the Company’s initial public offering in 2013 in addition to being responsible for the overall management of the Company’s operations. Mr. Zaist is a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate. Prior to joining the Company, Mr. Zaist was a principal with American Management Systems (now CGI) in their State & Local Government practice. Mr. Zaist holds a B.S. from Rensselaer Polytechnic Institute in Troy, New York.

There are no understandings or arrangements between Mr. Zaist and any other person pursuant to which he was selected as a director. Mr. Zaist will receive no additional compensation for his service on the Board, and there are no related party transactions between Mr. Zaist and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2016

WILLIAM LYON HOMES

By:	/s/ Jason R. Liljestrom
Name:	Jason R. Liljestrom
Its:	Vice President, General Counsel and Corporate Secretary